Exhibit 10.6

DEVIL’S HALF ACRE AGREEMENT

This Agreement regarding the screenplay DEVIL’S HAF ACRE (“Agreement”) is made, effective November 10, 2022, by A. John Luessenhop (“Luessenhop”), an individual residing in Amagansett, NY, and American Picture House Corporation (“APHP”), a Wyoming Corporation.

Whereas, on July 25 and 26, 2021, Luessenhop and Bannor Michael MacGregor (“MacGregor”) exchanged emails regarding the financing and production of a screenplay written and to be directed by Dashiell Luessenhop (the, “Writer/Director”) entitled, “DEVIL’S HALF ACRE”, (“DHA”);

Whereas, MacGregor acted on behalf of APHP and Luessenhop acted on behalf of himself and as an agent for the Writer/Director;

Whereas, Luessenhop established a special purpose vehicle (“SPV”) to produce DHA and Luessenhop is its sole owner/controller;

Whereas, initial principal photography started in in August of 2022 in Southport, Maine, with the balance of the shooting anticipated to take place in Shreveport, Louisiana in Q1 of 2023, with an assumed budget of less than one million dollars ($1,000,000.00 USD) with Elias Kacavas as the lead;

Whereas, APHP has expended approximately one hundred thousand dollar ($100,000.00 USD) towards the production of DHA as of the date of this agreement, and

Whereas, the Parties had an initial meeting of the minds and now wish to formalize and expand their initial agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

This Agreement will formalize the agreement between the parties.

1.	APHP initially financed a portion of the production of DHA, specifically sixty-five thousand dollars ($65,000.00 USD) in exchange for the following:

i.

Return of the sixty-five thousand dollars ($65,000.00 USD) in principle upon licensing or sale, plus a flat twenty percent (20%) (For Clarification: for an aggregate return to APHP of seventy-eight thousand dollars ($78,000.00 USD) from the proceeds of the sales and/or licensing of the film and in accordance with a mutually agreed cash asset management agreement (“CAMA”) or as otherwise determined by the parties).

ii.	A five percent (5%) beneficial ownership of equity to be reflected in the CAMA or as otherwise determined by the parties.

iii.	1 - “Executive Producer” credit (at no additional cost to DHA’s production budget);

iv.	1 - “Producer” credit (at no additional cost to DHA’s production budget);

v.	1 - “Co-producer” credit (at no additional cost to DHA’s production budget);

vi.	1 - “In Association” credit for APHP (at no additional cost to DHA’s production budget);

vii.	Additional right to produce or co-produce on a deal to be mutually determined; and

viii.	Any additional monies expended by APHP on behalf of DHA will be reimbursed as part of the waterfall;

2.	The parties agree that Luessenhop will grant APHP an equal ownership/control position (meaning fifty percent (50%) of the membership units to Luessenhop and fifty percent (50%) of the membership units to APHP, with Luessenhop and MacGregor as co-maa) in the SPV or as otherwise mutually agreed to by the parties and as advised by legal and accounting advisors.

3.	The parties further agree that: the above subsection (iv.) shall be modified to include that MacGregor will be designated as APHP’s designated Producer and further MacGregor will sign a producer’s agreement with the special purpose vehicle (“SPV”) (assumed to be Devil’s half acre productions, LLC or other such company designated for this purpose) and be entitled to a portion of the compensation paid to the producers of DHA, such portion to be determined at Luessenhop’s sole discretion; that subsection (viii.) currently entitles APHP to the repayment of thirty-five thousand dollars ($35,000.00 USD) and is further modified that any monies advanced will be repaid plus twenty percent (20%) in the waterfall and these additional dollars will entitle APHP to an additional portion (pari passu, pro-rata for all fund invested except the initial sixty-five thousand dollars ($65,000.00 USD) as per subsection (i.)) of the beneficial ownership of the financiers share of DHA to be reflected in the CAMA.

4.	The parties will collaboratively work toward the completion of DHA and that Luessnhop will make all the creative and financial decisions regarding DHA (subject to meaningful discussions with APHP).

5.	The parties agree additional funding will have to be secured to complete DHA and that APHP is not at this time agreeing to such additional funding; although the parties agree that if APHP continues to fund the production of DHA such additional funding will be treated as per the modified subsection (viii.).

6.	The Parties agree that in addition to this Agreement between the parties, an Industry standard finance and production agreement will be require to secure additional funding and to complete DHA and will jointly cooperate to create such agreement.

In Witness Whereof, Luessenhop executed this Assignment as of the date and year first above written.

By:	/s/ A. John Luessenhop
A. John Luessenhop, Individually and as the Managing Member of the SPV

American Picture House Corporation

By:	/s/ Bannor Michael MacGregor
Bannor Michael MacGregor, CEO/President